As filed with the U.S. Securities and Exchange Commission on April 15, 2024.

Registration No. 333-278515

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Viking Holdings Ltd

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Bermuda	4400	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

94 Pitts Bay Road

Pembroke, Bermuda HM 08

Tel: (441) 478-2244

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Leah Talactac

Chief Financial Officer

5700 Canoga Avenue

Woodland Hills, CA 91367

Tel: (818) 227-1234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave. Palo Alto, CA 94301 Tel: (650) 470-4500	Christopher D. Lueking Scott W. Westhoff Jonathan E. Sarna Latham & Watkins LLP 330 N. Wabash Avenue, Suite 2800 Chicago, IL 60611 Tel: (312) 876-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Viking Holdings Ltd is filing this Amendment No. 1 (the “Amendment”) to its Registration Statement on Form F-1 (File No. 333-278515) as an exhibits-only filing to file Exhibits 3.3, 4.2, 10.1 and 10.2. Accordingly, this Amendment consists only of the facing page of the Registration Statement, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus has not changed and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company or any subsidiary thereof.

Section 98 of the Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act, and may advance moneys to its directors, officers or auditors for the costs, charges and expenses incurred by the director, officer or auditor in defending any civil or criminal proceedings against them, on the condition that the director, officer or auditor repays the advance if any allegation of fraud or dishonesty is proved against them.

Our bye-laws to be effective upon the consummation of this offering will provide that our directors, alternate directors, resident representative, chairperson, chief executive officer, secretary and other officers, and the liquidator or trustees (if any) acting in relation to any of our affairs, and their heirs, executors and administrators, will be indemnified and secured harmless out of our assets from and against any and all judgments, fines, penalties, excise taxes, amounts paid in settlement, and all direct and indirect costs and expenses (including, without limitation, attorneys’ fees and disbursements, experts’ fees, court costs, retainers, appeal bond premiums, arbitration costs, arbitrators’ fees, transcript fees and duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) (“losses”) actually and reasonably incurred by or on behalf of such indemnified party in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such indemnified party is or is threatened to be made a party, arising out of, relating to, or resulting from the fact that the indemnified party is or was our director, officer, employee, agent or fiduciary, or is or was a director, officer, employee, agent or fiduciary serving at our request as a director, officer, employee, manager, member, partner, tax matters partner or partnership representative, trustee, agent or fiduciary, or similar capacity, of any of our subsidiaries or another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise, or by reason of any act or omission by the indemnified party in any such capacity; provided that this indemnity will not extend to any indemnified party for any losses to the extent such losses (a) arise directly out of the fraud or dishonesty of such indemnified party or (b) are incurred in connection with any action, suit or proceeding initiated by such indemnified party, except to the extent that the indemnified party’s initiation of such action, suit or proceeding has been authorized by our board of directors or is brought to enforce such indemnified party’s rights to indemnification or advancement of expenses hereunder.

Subject to Section 14 of the Securities Act of 1933 (the “Securities Act”) and Section 29(a) of the Securities Exchange Act of 1934, which renders void any waiver of the provisions of the Securities Act, our bye-laws to be effective upon the consummation of this offering will provide that our shareholders waive all claims or rights of action that they might have, individually or in our right, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

We maintain standard policies of insurance under which coverage is provided to (1) our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. We intend to also enter into separate indemnification agreements with each of our directors and officers, which are in addition to the indemnification obligations under our bye-laws to be effective upon the consummation of this offering. The Underwriting Agreement entered into in connection with this offering will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Since January 1, 2021, we have granted or issued the following securities which were not registered under the Securities Act. No sales involved underwriters, underwriting discounts or commissions or public offerings of our securities.

Equity Plan-Related Issuances:

(1)

Since January 1, 2021, we have granted to certain of our directors, officers, employees, consultants and other service providers options to purchase     non-voting ordinary shares with per share exercise prices ranging from $     to $     under Viking Holdings Ltd Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”).

(2)

Since January 1, 2021, we have granted to certain of our directors, officers, employees, consultants and other service providers restricted share units to be settled for     non-voting ordinary shares under the 2018 Plan.

Warrant Issuance:

(3)	On February 8, 2021, we granted Viking Capital Limited warrants to purchase ordinary shares at a purchase price of $0.01 per share.

Preferred Share Issuances:

(4)

On February 8, 2021, we issued (1)     Series C Preference Shares to TPG VII Valhalla Holdings, L.P. and (2)     Series C Preference Shares to CPP Investment Board PMI-3 Inc. Series C Preference Shares were issued for cash consideration of $700.0 million and in exchange for the Registrant’s repurchase and cancellation of all outstanding Series A Preference Shares and Series B Preference Shares.

The offers, sales and issuances of the securities described in paragraphs (1) and (2) were deemed to be exempt from registration under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, officers, employees, consultants or other service providers and received the securities under the 2018 Plan. Appropriate legends were affixed to the securities issued in these transactions.

The offers, sales and issuances of the securities described in paragraphs (3) and (4) were deemed to be exempt under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the audited consolidated financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned hereby undertakes:

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1**	Memorandum of Association of the Company, as currently in effect

3.2**	Third Amended and Restated Bye-laws of the Company, as currently in effect

3.3	Form Bye-laws of the Company, to be effective upon the consummation of this offering

4.1**	Form of Certificate for Ordinary Shares

4.2	Form of Third Amended and Restated Investor Rights Agreement, by and among the Company, Viking Capital Limited, CPP Investment Board PMI-3 Inc. and TPG VII Valhalla Holdings, L.P.

5.1*	Opinion of Conyers Dill & Pearman Limited regarding the validity of the ordinary shares being registered

10.1†	Form of Second Amended and Restated Company 2018 Equity Incentive Plan

10.2†	Form of 2024 Employee Share Purchase Agreement

10.3**	Indenture, dated as of May 8, 2015, by and among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.4**	First Supplemental Indenture, dated as of December 14, 2016, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.5**	Second Supplemental Indenture, dated as of May 30, 2017, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.6**	Third Supplemental Indenture, dated as of July 5, 2017, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.7**	Fourth Supplemental Indenture, dated as of November 1, 2017, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.8**	Fifth Supplemental Indenture, dated as of January 31, 2018, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.9**	Sixth Supplemental Indenture, dated as of July 26, 2019, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.10**	Seventh Supplemental Indenture, dated as of May 15, 2020, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.11**	Indenture, dated as of September 20, 2017, by and among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.12**	First Supplemental Indenture, dated as of November 1, 2017, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.13**	Second Supplemental Indenture, dated as of January 31, 2018, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.14**	Third Supplemental Indenture, dated as of February 5, 2018, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.15**	Fourth Supplemental Indenture, dated as of May 15, 2020, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.16**

Indenture, dated as of February 5, 2018, by and among Viking Ocean Cruises Ltd, the guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee, and Wilmington Trust, National Association, as collateral agent

Exhibit Number	Description

10.17**

First Supplemental Indenture, dated as of March 27, 2018, among Viking Ocean Cruises Ltd, the guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee, and Wilmington Trust, National Association, as collateral agent

10.18**

Second Supplemental Indenture, dated as of April 11, 2018, among Viking Ocean Cruises Ltd, the guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee, and Wilmington Trust, National Association, as collateral agent

10.19**	Indenture, dated as of February 2, 2021, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.20**

Indenture, dated as of February 2, 2021, among Viking Ocean Cruises Ship VII Ltd, Viking Cruises Ltd, The Bank of New York Mellon Trust Company, N.A., as trustee, and Wilmington Trust, National Association, as collateral agent

10.21**	Indenture, dated as of June 30, 2023, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.22**	First Supplemental Indenture, dated as of February 23, 2024, among Viking Cruises Ltd, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee

10.23**	Warrant #OS-1 to Purchase Ordinary Shares of Viking Holdings Ltd, dated as of February 8, 2021

10.24**	Warrant #OS-2 to Purchase Ordinary Shares of Viking Holdings Ltd, dated as of February 8, 2021

10.25**	Form of Indemnification Agreement

21.1**	List of subsidiaries of the Company

23.1**	Consent of Ernst & Young AS

23.2*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

24.1**	Power of attorney (included in signature pages of Registration Statement)

107**	Registration Fee Table

*	To be filed by amendment.
**	Previously filed.
†	Indicates a management contract or any compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 15, 2024.

VIKING HOLDINGS LTD

By:	/s/ Leah Talactac
Name: Leah Talactac
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on April 15, 2024.

Name	Title

* Torstein Hagen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Leah Talactac Leah Talactac	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Richard Fear	Director

* Morten Garman	Director

* Paul Hackwell	Director

* Kathy Mayor	Director

* Tore Myrholt	Director

* Pat Naccarato	Director

* Jack Weingart	Director

*By:	/s/ Leah Talactac
Leah Talactac
Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 15, 2024.

VIKING HOLDINGS LTD

By:	/s/ Leah Talactac
Name: Leah Talactac
Title: Chief Financial Officer